Mail Stop 4561

      October 13, 2005


      VIA USMAIL and FAX (86-21) 6447-7930

Mr. Chi Keung Wong
Chief Executive Officer and Chief Financial Officer
COL China Online International Inc.
922 Heng Shan Road
Jian Hui Building 27/F
Shanghai 200030
China

      Re:	COL China Online International Inc.
      	Form 10-KSB for the year ended 6/30/2004
      Filed on 10/13/2004
      File No. 333-39208


Dear Mr. Chi Keung Wong:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Jorge Bonilla
      Senior Staff Accountant






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